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                                                                  EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of Protection One, Inc. on Form S-3 (File No. 333-_____) of our report, which includes an explanatory paragraph with respect to a change in method of accounting for certain subscriber account acquisition and transition costs, dated December 12, 1996, on our audits of the consolidated financial statements and financial statement schedule of Protection One, Inc. and Subsidiaries as of September 30, 1995 and 1994, and for each of the three years in the period ended September 30, 1995, which report is included in the Protection One, Inc. 1995 Annual Report on Form 10-K as amended by Amendment No. 1 on Form 10-K/A.



                                                COOPERS & LYBRAND L.L.P.


Portland, Oregon
October 3, 1996